Exhibit 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
email: chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports
Fourth Quarter and Full Year 2025 Results

Houston, TX, February 25, 2026 – U.S. Physical Therapy, Inc. (“USPH” or the “Company”) (NYSE, NYSE Texas: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today reported results for the fourth quarter and full year ended December 31, 2025.

FINANCIAL HIGHLIGHTS

Year Ended December 31, 2025 versus Year Ended December 31, 2024

•
Adjusted EBITDA (1), a non-Generally Accepted Accounting Principles (“GAAP”) measure, was $95.0 million for the year ended December 31, 2025 (“2025 Year”), an increase of $13.2 million or 16.2%, from $81.8 million for the year ended December 31, 2024 (“2024 Year”).

•
Net income attributable to USPH shareholders (“USPH Net Income”), a GAAP measure, was $39.6 million for the 2025 Year compared to $31.4 million for the 2024 Year. Under GAAP, increases and decreases in the value of redeemable noncontrolling interests (related to ownership interests of our partners in subsidiaries that are not fully owned by USPH), net of taxes, are not included in net income, but they are included in the calculation of earnings per share.  The Company’s improved performance in 2025 increased the value of these ownership interests, net of taxes, by $18.0 million, which reduced earnings per share.  Earnings per share was $1.42 for the 2025 Year and $1.84 for the 2024 Year.

•
Operating Results (1), a non-GAAP measure, was $40.0 million for the 2025 Year compared to $36.9 million for the 2024 Year.  On a per share basis, Operating Results was $2.63 for the 2025 Year compared to $2.45 for the 2024 Year.

Fourth Quarter Ended December 31, 2025, versus Fourth Quarter Ended December 31, 2024

•
Non-GAAP Adjusted EBITDA (1) was $24.8 million for the three months ended December 31, 2025 (“2025 Fourth Quarter”) an increase of $3.0 million, or 13.5%, from $21.8 million for the three months ended December 31, 2024 (“2024 Fourth Quarter”).

•
USPH Net Income was $4.2 million for the 2025 Fourth Quarter compared to $9.2 million for the 2024 Fourth Quarter, with the decrease attributable to the change in fair value of contingent earnout consideration quarter over quarter – a net loss of $5.2 million in the 2025 Fourth Quarter compared to a net gain of $5.1 million in the 2024 Fourth Quarter. Under GAAP, increases and decreases in the value of redeemable noncontrolling interests, net of taxes, are not included in net income, but they are included in the calculation of earnings per share.  The Company’s improved performance in the 2025 Fourth Quarter increased the value of these ownership interests, net of taxes, by $10.8 million, which reduced earnings per share.  Loss per share was $0.44 for the 2025 Fourth Quarter compared to earnings per share of $0.52 for the 2024 Fourth Quarter.

•
Non-GAAP Operating Results (1) was $10.2 million for the 2025 Fourth Quarter compared to $7.8 million for the 2024 Fourth Quarter.  On a per share basis, Non-GAAP Operating Results was $0.67 for the 2025 Fourth Quarter compared to $0.51 for the 2024 Fourth Quarter.

•
Net revenue from physical therapy operations for the 2025 Fourth Quarter increased $20.0 million, or 13.0%, to $173.8 million from $153.8 million for the 2024 Fourth Quarter. Physical therapy operations’ gross profit was $35.2 million for the 2025 Fourth Quarter, an increase of $7.1 million, or 25.3%, from $28.1 million for the 2024 Fourth Quarter.

U.S. Physical Therapy Press Release
February 25, 2026
•	Net rate per patient visit for the 2025 Fourth Quarter was $106.49 compared to $104.73 for the 2024 Fourth Quarter.
•	Total patient visits were 1,593,336 for the 2025 Fourth Quarter, an 11.2% increase from 1,432,801 for the 2024 Fourth Quarter.
•
Average daily patient visits per clinic, which does not include home-care visits, was 32.7 for the 2025 Fourth Quarter, a record-high volume per clinic for a fourth quarter, compared to 31.6 for the 2024 Fourth Quarter.

•
Industrial injury prevention services (“IIP”) revenue was $28.9 million for the 2025 Fourth Quarter, an increase of 8.7% as compared to the 2024 Fourth Quarter.  IIP gross profit was $5.0 million for the 2025 Fourth Quarter, an increase of $0.5 million, or 11.5%, from $4.4 million for the 2024 Fourth Quarter.

•	The Company added 11 and closed 10 owned and/or managed clinics in the 2025 Fourth Quarter bringing its total count to 780 as of December 31, 2025, compared to 761 as of December 31, 2024.
•
The Company repurchased 81,322 of its own shares of common stock for total consideration of $5.6 million on the open market during the 2025 Fourth Quarter, demonstrating its confidence in the long-term prospects of the Company.

•
On January 2, 2026, the Company acquired an eight-clinic practice currently generating approximately $8.0 million in annual revenue and 66,000 in annual visits.  USPH acquired a 50% interest and 50% was retained by the previous owners.

•
On January 31, 2026, the Company acquired an industrial injury prevention business currently generating approximately $7.0 million in annual revenue.  USPH acquired a 70% interest and 30% was retained by the previous owner.

•
On February 2, 2026, the Company announced a 10-year strategic alliance between its subsidiary partner, MSO Metro LLC (“Metro”), and a prominent New York hospital system, whereby 60 of Metro’s existing outpatient physical therapy clinics will become part of the hospital system’s clinical services network.  See “Strategic Hospital Alliances” below for more information.

•
On February 25, 2026, the Company announced a 10-year strategic alliance between another of its subsidiary partners and a local hospital system whereby the subsidiary partner’s existing 10 outpatient physical therapy clinics will become part of the hospital system’s clinical services network.  See “Strategic Hospital Alliances” below for more information.

•
The Company’s Board of Directors raised the Company’s quarterly dividend rate from $0.45 per share to $0.46 per share, effective immediately, and declared a quarterly dividend for the first quarter of 2026 at the higher rate. The dividend will be payable on April 10, 2026, to shareholders of record on March 13, 2026.

•	Management currently expects the Company’s Adjusted EBITDA for 2026 to be in the range of $102.0 million to $106.0 million. See “2026 Earnings Guidance” below for more information.

(1)
These are non-GAAP Measures. Please refer to the section titled “Reconciliation of Non-GAAP Measures to the Most Directly Comparable GAAP Measure” for the definition and reconciliation of Adjusted EBITDA, Operating Results and other non-GAAP measures to the most directly comparable GAAP measure.

MANAGEMENT’S COMMENTS

Chris Reading, Chief Executive Officer, said, “Our team delivered a strong finish to a solid year where we made progress around a number of key initiatives which helped to deliver revenue growth of more than 16%, gross profit growth of over 20%, and margin and net rate improvements, among other positive developments.  Additionally, we have recently announced several acquisitions as well as new, important hospital relationships in key markets which will create long-term value and increase our ability to serve patients in those areas.  We have a very clear plan for the year ahead and we are excited to bring those plans to fruition with the capable help of our partners and our support teams around the country.”

U.S. Physical Therapy Press Release
February 25, 2026
2025 Fourth Quarter Versus 2024 Fourth Quarter

Additional details are available in the “Supplemental Financial and Performance Metrics” section of this release.

Physical Therapy Operations

	Three Months Ended		Variance
	December 31, 2025	December 31, 2024	$	%
	(In thousands, except percentages)
Revenue related to:
Mature Clinics (1)	$133,497	$131,589	$1,908	1.4%
Clinic additions (2)	35,694	17,080	18,614	* (9)
Clinics sold or closed (3)	484	1,391	(907)	* (9)
Net Patient Revenue	169,675	150,060	19,615	13.1%
Other (4)	4,103	3,747	356	9.5%
Total	173,778	153,807	19,971	13.0%
Operating costs (5) (7)	138,599	125,723	12,876	10.2%
Gross profit	$35,179	$28,084	$7,095	25.3%

Financial and operating metrics (not in thousands):
Net rate per patient visit (1)	$106.49	$104.73	$1.76	1.7%
Patient visits (1)	1,593,336	1,432,801	160,535	11.2%
Average daily visits per clinic (1)	32.7	31.6	1.1	3.5%
Gross Profit Margin (7)	20.2%	18.3%
Adjusted gross profit margin (4)(5)(6)(7)	20.5%	18.6%
Adjusted salaries and related costs per visit (6)(8)	$62.15	$62.85	$(0.70)	(1.1)%
Adjusted operating costs per visit (6)(8)	$85.56	$86.06	$(0.50)	(0.6)%

(1) See Glossary of Terms - Revenue Metrics for definitions.
(2) Includes 47 owned clinics added during the year ended December 31, 2025 and 96 owned clinics added during the year ended December 31, 2024. See “Clinic Count Roll Forward” for additional information.
(3) Includes 23 owned clinics closed during the year ended December 31, 2025 and 45 owned clinics closed during the year ended December 31, 2024. See “Clinic Count Roll Forward” for additional information.
(4) Includes revenues from management contracts.
(5) Includes costs from management contracts.
(6) Excludes $0.4 million for the 2025 Fourth Quarter and $0.5 million for the 2024 Fourth Quarter of certain incentive costs related to the Metro acquisition and gains or losses related to clinic closures, as applicable. See “Reconciliation of Non-GAAP Measures to the Most Directly Comparable GAAP Measure”.
(7) Amortization of certain intangible assets was reallocated between the physical therapy operations and IIP segments. Prior year amounts were reallocated to conform with current presentation.
(8) Per visit costs exclude management contract costs.
(9) Not meaningful.

Net revenue from physical therapy operations increased $20.0 million, or 13.0%, to $173.8 million for the 2025 Fourth Quarter from $153.8 million for the 2024 Fourth Quarter. Net rate per patient visit for the 2025 Fourth Quarter was $106.49 compared to $104.73 for the 2024 Fourth Quarter.

Operating costs from physical therapy operations increased $12.9 million, or 10.2%, to $138.6 million for the 2025 Fourth Quarter from $125.7 million for the 2024 Fourth Quarter.  Excluding certain incentive costs related to Metro and clinic closures costs for both periods, adjusted salaries and related costs per visit (1) was $62.15 for the 2025 Fourth Quarter compared to $62.85 for the 2024 Fourth Quarter while adjusted total operating costs per visit (1) was $85.56 in the 2025 Fourth Quarter compared to $86.06 for the 2024 Fourth Quarter.

Gross profit from physical therapy operations increased $7.1 million, or 25.3%, to $35.2 million for the 2025 Fourth Quarter as compared to $28.1 million for the 2024 Fourth Quarter.

(1)
These are non-GAAP Measures. Please refer to the section titled “Reconciliation of Non-GAAP Measures to the Most Directly Comparable GAAP Measure” for  the definition and reconciliation of Adjusted EBITDA, Operating Results and other non-GAAP measures to the most directly comparable GAAP measure.

U.S. Physical Therapy Press Release
February 25, 2026
Industrial Injury Prevention Services

	Three Months Ended		Variance
	December 31, 2025	December 31, 2024	$	%
	(In thousands, except percentages)
Net revenue	$28,948	$26,640	$2,308	8.7%
Operating costs (1)	23,995	22,197	1,798	8.1%
Gross profit	$4,953	$4,443	$510	11.5%

Gross profit margin	17.1%	16.7%

(1) Amortization of certain intangible assets was reallocated between the physical therapy operations and IIP segments. Prior year amounts were reallocated to conform with current presentation.

IIP revenue increased $2.3 million, or 8.7%, to $28.9 million for the 2025 Fourth Quarter as compared to $26.6 million for the 2024 Fourth Quarter. Gross profit from IIP operations for the 2025 Fourth Quarter increased $0.5 million, or 11.5%, to $5.0 million from $4.4 million for the 2024 Fourth Quarter. Gross profit margin from IIP operations was 17.1% for the 2025 Fourth Quarter compared to 16.7% for the 2024 Fourth Quarter.

Corporate Office Costs and Other Expenses

Corporate office costs increased to $18.1 million for the 2025 Fourth Quarter from $15.6 million for the 2024 Fourth Quarter, primarily to support the larger number of clinics in 2025, as well as costs associated with acquisition integration and the implementation of a new financial and human resources system. Implementation costs associated with the new financial and human resources system are expected to continue through the end of 2026. As a percentage of net revenue, corporate office costs was 8.9% for the 2025 Fourth Quarter compared to 8.6% for the 2024 Fourth Quarter. Excluding the acquisition integration costs and costs associated with the implementation of the new financial and human resources system of $1.0 million and $0.5 million in each comparative quarter, corporate office costs was 8.5% and 8.3% of net revenue for the 2025 Fourth Quarter and the 2024 Fourth Quarter, respectively.

The Company revalued contingent consideration related to certain acquisitions and recognized a net loss (an increase in the related liabilities) of $5.2 million for the 2025 Fourth Quarter compared to a net gain (a decrease in the related liabilities) of $5.1 million for the 2024 Fourth Quarter.

A non-cash impairment charge of $2.4 million was recognized during the 2024 Fourth Quarter related to the impairment of assets held for sale. No impairment was recorded during the 2025 Fourth Quarter.

Operating income was $16.8 million for the 2025 Fourth Quarter compared to $19.7 million for the 2024 Fourth Quarter. Excluding the impact of certain costs discussed above, adjusted operating income (1) increased $5.4 million or 30.3% to $23.4 million for the 2025 Fourth Quarter from $17.9 million in the 2024 Fourth Quarter. See “Reconciliation of Non-GAAP measures to the Most Directly Comparable GAAP Measure”.

Interest expense increased by $0.3 million to $2.3 million for the 2025 Fourth Quarter compared to $2.0 million for the 2024 Fourth Quarter due to a higher average outstanding balance on our revolving credit facility for the 2025 Fourth Quarter. The interest rate associated with borrowings on the Company’s credit facilities was 4.8% in each of the 2025 Fourth Quarter and the 2024 Fourth Quarter, with an all-in effective interest rate (including all associated costs) of 5.6% and 5.5% over the same periods, respectively.

Interest income was $0.1 million during the 2025 Fourth Quarter compared to $0.3 million for the 2024 Fourth Quarter.

The Company revalued a put-right liability related to the future purchase of an IIP business and recognized a net non-cash gain (a decrease in the related liability) of $0.1 million in both the 2025 Fourth Quarter and the 2024 Fourth Quarter.

The provision for income taxes was $5.8 million for each of the 2025 Fourth Quarter and 2024 Fourth Quarter.  Income tax expense for the 2025 Fourth Quarter included an adjustment of $1.2 million to revalue the Company’s deferred tax assets and liabilities using the most current statutory income tax rate.

USPH Net Income and Non-GAAP Measures

Net income attributable to non-controlling interest (temporary and permanent) was $5.0 million for the 2025 Fourth Quarter compared to $3.3 million for the 2024 Fourth Quarter.

U.S. Physical Therapy Press Release
February 25, 2026
USPH Net Income was $4.2 million for the 2025 Fourth Quarter compared to $9.2 million for the 2024 Fourth Quarter, with the decrease attributable to the change in fair value of contingent earnout consideration quarter over quarter. Under GAAP, increases and decreases in the value of redeemable noncontrolling interests, net of taxes, are not included in net income, but they are included in the calculation of earnings per share.  The Company’s improved performance in the 2025 Fourth Quarter increased the value of these ownership interests, net of taxes, by $10.8 million, which reduced earnings per share.  Loss per share was $0.44 for the 2025 Fourth Quarter compared to earnings per share of $0.52 for the 2024 Fourth Quarter.

Non-GAAP Adjusted EBITDA (1) was $24.8 million for the 2025 Fourth Quarter, an increase of $3.0 million or 13.5%, from $21.8 million for the 2024 Fourth Quarter. Non-GAAP Operating Results (1) was $10.2 million, or $0.67 per share, for the 2025 Fourth Quarter compared to $7.8 million, or $0.51 per share, for the 2024 Fourth Quarter.

(1)
These are non-GAAP Measures. Please refer to the section titled “Reconciliation of Non-GAAP Measures to the Most Directly Comparable GAAP Measure” for  the definition and reconciliation of Adjusted EBITDA, Operating Results and other non-GAAP measures to the most directly comparable GAAP measure.

2025 Year Versus 2024 Year

Net revenue for the 2025 Year increased $109.6 million, or 16.3%, to $781.0 million from $671.3 million for the 2024 Year while operating costs increased $83.9 million, or 15.3%, to $631.3 million from $547.4 million over the same periods, respectively. Gross profit for the 2025 Year was $149.7 million, or 19.2% of net revenue, compared to $123.9 million for the 2024 Year, or 18.5% of net revenue.

Net revenue from physical therapy operations increased $92.2 million, or 16.0%, in the 2025 Year versus the comparable prior year period.  Additionally, net rate per patient visit increased to $105.76 for the 2025 Year from $104.71 for the 2024 Year. Gross profit from physical therapy operations increased $22.1 million or 20.9% to $128.1 million, or 19.2% as a percent of net revenues, for the 2025 Year as compared to $105.9 million, or 18.4% as a percent of net revenues, for the 2024 Year. Excluding certain incentive costs related to the Metro acquisition, which occurred on October 31, 2024, and clinic closures, the adjusted gross profit margin (1) increased $18.5 million or 16.8%. to $129.0 million, or 19.4% as a percent of net revenues for the 2025 Year compared to $110.5 million, or 19.2% as a percent of net revenues, for the 2024 Year.

Revenues from IIP increased $17.5 million, or 18.0%, to $114.4 million for the 2025 Year from $96.9 million for the 2024 Year.  Gross profit from IIP operations increased $3.6 million, or 20.2%, to $21.6 million for the 2025 Year from $18.0 million in the 2024 Year.  The gross profit margin from IIP operations was 18.9% for the 2025 Year compared to 18.6% for the 2024 Year.

Corporate office costs were $69.3 million for the 2025 Year compared to $58.3 million for the 2024 Year.  As a percentage of net revenue, corporate office costs were 8.9% and 8.7% over the same periods, respectively. Excluding acquisition integration costs and the costs associated with the implementation of the new financial and human resources system of $2.4 million and $0.8 million in the comparative years, corporate office costs was 8.6% of net revenue for the 2025 Year and the 2024 Year.

The Company revalued contingent consideration related to certain acquisitions and recognized a net gain (a decrease in the related liabilities) of $6.2 million for the 2025 Year compared to a net loss of $0.2 million for the 2024 Year (an increase in the related liabilities).

Operating income was $86.7 million for the 2025 Year compared to $63.0 million for the 2024 Year. Excluding the certain costs discussed above, adjusted operating income (1) increased to $84.1 million for the 2025 Year from $71.0 million for the 2024 Year, an increase of 18.4%. See the “Reconciliation of Non-GAAP Measures to the Most Directly Comparable GAAP Measure”.

Other expenses were $8.9 million for the 2025 Year compared to $2.8 million for the 2024 Year, with the increase primarily due to higher interest expense as a result of increased borrowings and lower interest income as the excess cash available during the 2024 Year has been deployed to fund acquisitions since that time. Additionally, the Company revalued a put-right liability related to the future purchase of an IIP business and recognized a net non-cash expense (an increase in the related liability) of $1.3 million for the 2025 Year compared to net non-cash expense of $0.1 million for the 2024 Year.

The provision for income tax was $19.8 million, or an effective tax rate of 33.4%, for the 2025 Year and $14.6 million, or an effective tax rate of 31.7%, for the 2024 Year.  Income tax expense for the 2025 Year included an adjustment of $1.2 million to revalue the Company’s deferred tax assets and liabilities using the most current income tax rate.

USPH Net Income was $39.6 million for the 2025 Year as compared to $31.4 million for the 2024 Year while earnings per share was $1.42 for the 2025 Year compared to $1.84 for the 2024 Year.

Non-GAAP Adjusted EBITDA (1) increased $13.2 million to $95.0 million for the 2025 Year from $81.8 million for the 2024 Year while non-GAAP Operating Results (1) increased $3.1 million to $40.0 million, or $2.63 per share, for the 2025 Year from $36.9 million, or $2.45 per share, for the 2024 Year.

(1)
These are Non-GAAP Measures. Please refer to the section titled “Reconciliation of Non-GAAP Measures to the Most Directly Comparable GAAP Measure” for the definition and reconciliation of Adjusted EBITDA, Operating Results, and other non-GAAP measures to the most directly comparable GAAP measure.

U.S. Physical Therapy Press Release
February 25, 2026
For additional information on the 2025 Year results, please refer to the Company’s Annual Report on Form 10-K which is expected to be filed with the Securities and Exchange Commission on February 27, 2026.

BALANCE SHEET AND CASH FLOW

Total cash and cash equivalents were $35.6 million as of December 31, 2025, compared to $41.4 million as of December 31, 2024.  The Company had $161.8 million in outstanding borrowings and $144.5 million in available credit under the Company’s revolving facility as of December 31, 2025. This compares to $151.6 million of outstanding borrowings and $164.0 million in available credit under the Company’s revolving facility as of December 31, 2024.

The Company repurchased 81,322 of its own shares for total consideration of $5.6 million on the open market during the 2025 Fourth Quarter, demonstrating its confidence in the long-term prospects of the Company.

RECENT ACQUISITIONS

On January 2, 2026, the Company acquired an eight-clinic practice currently generating approximately $8.0 million in annual revenue and approximately 66,000 in annual visits.  USPH acquired a 50% interest and 50% was retained by the previous owners.

On January 31, 2026, the Company acquired an industrial injury prevention business currently generating approximately $7.0 million in annual revenue.  USPH acquired a 70% interest and 30% was retained by the previous owner.

The Company’s strategy is to continue acquiring multi-clinic outpatient physical therapy practices and home-care physical and speech therapy practices, to develop outpatient physical therapy clinics as satellites in existing partnerships, and to continue acquiring companies that provide industrial injury prevention services.

STRATEGIC HOSPITAL ALLIANCES

On February 2, 2026, the Company announced a 10-year strategic alliance between its subsidiary partner, MSO Metro, LLC (“Metro”), and a prominent New York hospital system. Under the agreement, 60 of Metro’s existing outpatient physical therapy clinics in New York will become part of the hospital system’s clinical services network. The alliance is expected to begin operations with an initial group of clinics in mid-2026, with all 60 clinics anticipated to be operational by year-end 2026.

On February 25, 2026, the Company also announced a 10-year strategic alliance between another of its subsidiary partners and a local hospital system.  Under the agreement, the subsidiary partner’s existing ten clinics will become part of the hospital’s clinical services network.  The alliance is expected to begin operations by mid-2026, with all ten clinics anticipated to be operational by year-end 2026.

These arrangements will be accretive to the Company’s revenue, EBITDA, and margins. Upon full integration of 60 of Metro’s clinics, the incremental annualized EBITDA contribution to Metro is expected to be at least $12 million, with the corresponding impact to USPH estimated to be at least $6 million, reflecting its 50% ownership interest in Metro. Upon full integration of the additional subsidiary partner’s ten clinics, the incremental annualized EBITDA contribution to the subsidiary partner is expected to be at least $2 million, with the corresponding impact to USPH estimated to be at least $1.3 million, reflecting its 65% ownership interest in the subsidiary partner.  Given the phased ramp-up of these affiliations beginning mid-year 2026, a modest contribution from these alliances has been incorporated into the Company’s 2026 guidance discussed below.

2026 EARNINGS GUIDANCE

Management expects the Company’s Adjusted EBITDA for 2026 to be in the range of $102.0 million to $106.0 million. Guidance includes an estimated $2.5 million in incremental revenue associated with the estimated 1.75% Medicare rate increase beginning January 1, 2026, which applies to all of the Company’s traditional Medicare visits and a portion of the Company’s Medicare Advantage visits.  Guidance also includes the modest contribution in 2026 from the strategic hospital alliances as discussed above, given the phased ramp-up of these affiliations beginning mid-year 2026.

The annual guidance figures will not be updated unless there is a material development that causes management to believe that Adjusted EBITDA will be significantly outside the given range.

U.S. Physical Therapy Press Release
February 25, 2026
QUARTERLY DIVIDEND

The Company’s Board of Directors raised the Company’s quarterly dividend rate from $0.45 per share to $0.46 per share, effective immediately, and declared a quarterly dividend for the first quarter of 2026 at the higher rate. The dividend will be payable on April 10, 2026, to shareholders of record on March 13, 2026.

CFO TRANSITION

The Company also is announcing that its Chief Financial Officer, Carey Hendrickson, will be resigning from his position with the Company on April 24, 2026 to pursue another chief financial officer position with a publicly-traded company. Concurrent with Mr. Hendrickson’s departure, Jason Curtis, the Company’s Senior Vice President of Finance and Accounting, will assume the responsibilities of Chief Financial Officer on an interim basis while the Company conducts a comprehensive search for a permanent successor.

Chris Reading, Chairman and Chief Executive Officer of the Company commented, “We are grateful for Carey’s many contributions to USPH over the past 5 years. We wish him well in his future endeavors.”

CONFERENCE CALL INFORMATION

U.S. Physical Therapy’s management will host a conference call at 10:30 a.m. ET / 9:30 a.m. CT, on February 26, 2026, to discuss the Company’s financial results for the three months and year ended December 31, 2025. Interested parties may participate in the call by dialing (800) 445-7795 (Primary) or (785) 424-1699 (Alternate) and conference ID of USPHQ425. Please call approximately 10 minutes before the call is scheduled to begin. To listen to the live call, go to the Company’s website at  www.usph.com at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, a playback of the conference call can be accessed until May 27, 2026, on the Company’s website.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•	compliance with state laws and regulations relating to the corporate practice of medicine and fee splitting, and associated fines and penalties for failure to comply ;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•	the impact of a termination of one or more of the Company’s hospital affiliation arrangements, which could have an adverse impact on revenue and the results of operations;
•	the impact of future public health crises and epidemics/pandemics;
•	certain of our acquisition agreements contain put-rights related to a future purchase of significant equity interests in our subsidiaries or in a separate company;
•	the impact of future vaccinations and/or testing mandates at the federal, state and/or local level, which could have an adverse impact on staffing, revenue, costs and the results of operations;
•	our debt and financial obligations could adversely affect our financial condition, our ability to obtain future financing and our ability to operate our business;
•	changes as the result of government enacted national healthcare reform;

U.S. Physical Therapy Press Release
February 25, 2026
•	the ability to control variable interest entities for which we do not have a direct ownership;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
•	revenue and earnings expectations;
•	contingent consideration provisions in certain of our acquisition agreements, the value of which may impact future financial results;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions, including but not limited to inflationary and recessionary periods;
•
actual or perceived events involving banking volatility or limited liability, defaults or other adverse developments that affect the U.S or the international financial systems, may result in market wide liquidity problems which could have a material and adverse impact on our available cash and results of operations;

•	our business depends on hiring, training, and retaining qualified employees;
•	availability and cost of qualified physical therapists;
•
competitive environment in the industrial injury prevention services business, which could result in the termination or non-renewal of contractual service arrangements and other adverse financial consequences for that service line;

•	our ability to identify and complete acquisitions, and the successful integration of the operations of the acquired businesses;
•	impact on the business and cash reserves resulting from retirement or resignation of key partners and resulting purchase of their non-controlling interest (minority interests);
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•
a security breach of our or our third party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act;

•
maintaining clients for which we perform management, industrial injury prevention related services, and other services, as a breach or termination of those contractual arrangements by such clients could cause operating results to be less than expected;

•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	use of generative artificial intelligence;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. For additional information regarding these and other risks and uncertainties, that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on March 3, 3025 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

GLOSSARY OF TERMS – REVENUE METRICS

Mature clinics are clinics (physical clinic locations and home-care business units) opened or acquired prior to January 1, 2024, and are still operating as of the balance sheet date.

Net rate per patient visit is net patient revenue related to our physical therapy operations divided by total number of patient visits (defined below) during the periods presented.

Patient visits is the number of unique patient visits during the periods presented for both physical clinic locations and home-care.

Average daily visits per clinic per day is patient visits (excluding home-care visits) divided by the number of days in which normal business operations were conducted during the periods presented and further divided by the average number of clinics in operation during the periods presented.

ABOUT U.S. PHYSICAL THERAPY, INC.

Founded in 1990, U.S. Physical Therapy, Inc. owns and/or manages 780 outpatient physical therapy clinics in 44 states. USPH clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release
February 25, 2026
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		For the Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Net patient revenue	$169,675	$150,060	$650,429	$560,553
Other revenue	33,051	30,387	130,561	110,792
Net revenue	202,726	180,447	780,990	671,345
Operating cost:
Salaries and related costs	120,234	109,494	461,890	399,394
Rent, supplies, contract labor and other	36,345	30,863	140,431	118,910
Depreciation and amortization	4,283	5,470	21,059	17,853
Provision for credit losses	1,732	1,847	7,647	6,912
Clinic closure costs - lease and other	-	246	270	4,355
Total operating cost	162,594	147,920	631,297	547,424

Gross profit	40,132	32,527	149,693	123,921

Corporate office costs	18,125	15,571	69,260	58,290
(Gain) loss on change in fair value of contingent earn-out consideration	5,240	(5,113)	(6,244)	219
Impairment of assets held for sale	-	2,418	-	2,418
Operating income	16,767	19,651	86,677	62,994

Other (expense) income:
Interest expense, debt and other	(2,350)	(2,049)	(9,459)	(8,015)
Interest income from investments	20	306	105	3,941
Change in revaluation of put-right liability	84	54	(1,322)	(82)
Equity in earnings of unconsolidated affiliate	322	264	1,477	1,014
Loss on sale of partnership	-	-	(123)	-
Other	114	96	458	357
Total other expense	(1,810)	(1,329)	(8,864)	(2,785)

Income before taxes	14,957	18,322	77,813	60,209

Provision for income taxes	5,782	5,828	19,808	14,609
Net income	9,175	12,494	58,005	45,600

Less: Net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(4,133)	(2,505)	(13,849)	(10,044)
Non-controlling interest - permanent equity	(889)	(745)	(4,573)	(4,132)
	(5,022)	(3,250)	(18,422)	(14,176)

Net income attributable to USPH shareholders	$4,153	$9,244	$39,583	$31,424

Basic and diluted earnings (loss) per share attributable to USPH shareholders (1)	$(0.44)	$0.52	$1.42	$1.84

Shares used in computation – basic and diluted	15,167	15,089	15,175	15,089

Dividends declared per common share	$0.45	$0.44	$1.80	$1.76

(1) See “Adjusted EBITDA, Operating Results and Earnings per Share” for the calculation of basic and diluted earnings per share.

U.S. Physical Therapy Press Release
February 25, 2026
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(IN THOUSANDS)

	Three Months Ended		For the Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Net income	$9,175	$12,494	$58,005	$45,600
Other comprehensive income:
Unrealized (loss) gain on cash flow hedge	(349)	1,960	(2,838)	23
Tax effect at statutory rate (federal and state)	93	(500)	753	(6)
Comprehensive income	$8,919	$13,954	$55,920	$45,617

Comprehensive income attributable to non-controlling interest	(5,022)	(3,250)	(18,422)	(14,176)
Comprehensive income attributable to USPH shareholders	$3,897	$10,704	$37,498	$31,441

U.S. Physical Therapy Press Release
February 25, 2026
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$35,570	$41,362
Patient accounts receivable, less provision for credit losses of $3,775 and $3,506, respectively	64,249	59,040
Accounts receivable - other	24,087	26,626
Other current assets	16,084	10,555
Total current assets	139,990	137,583
Fixed assets:
Furniture and equipment	67,891	68,128
Leasehold improvements	58,985	51,105
Fixed assets, gross	126,876	119,233
Less accumulated depreciation and amortization	(91,225)	(87,093)
Fixed assets, net	35,651	32,140
Operating lease right-of-use assets	144,197	133,936
Investment in unconsolidated affiliate	12,275	12,190
Goodwill	692,392	667,152
Other identifiable intangible assets, net	172,861	179,311
Other assets	6,644	5,155
Total assets	$1,204,010	$1,167,467

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTEREST
Current liabilities:
Accounts payable - trade	$6,059	$5,936
Accrued expenses	80,982	59,513
Current portion of operating lease liabilities	42,134	39,835
Current portion of term loan and notes payable	9,865	10,999
Total current liabilities	139,040	116,283
Notes payable, net of current portion	417	903
Revolving facility	30,500	11,000
Term loan, net of current portion and deferred financing costs	121,677	130,627
Deferred taxes	28,391	29,465
Operating lease liabilities, net of current portion	110,572	101,868
Other long-term liabilities	3,214	18,275
Total liabilities	433,811	408,421

Redeemable non-controlling interest - temporary equity	293,311	269,025

Commitments and Contingencies

U.S. Physical Therapy, Inc. (“USPH”) shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 17,418,621 and 17,309,120 shares issued, respectively	174	172
Additional paid-in capital	285,522	290,321
Accumulated other comprehensive gain	714	2,799
Retained earnings	227,216	227,265
Treasury stock at cost, (2,296,059 and 2,214,737 shares at December 31, 2025, and 2024, respectively)	(37,194)	(31,628)
Total USPH shareholders’ equity	476,432	488,929
Non-controlling interest - permanent equity	456	1,092
Total USPH shareholders’ equity and non-controlling interest - permanent equity	476,888	490,021
Total liabilities, redeemable non-controlling interest, USPH shareholders’ equity and non-controlling interest - permanent equity	$1,204,010	$1,167,467

U.S. Physical Therapy Press Release
February 25, 2026
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Year Ended
	December 31, 2025	December 31, 2024
OPERATING ACTIVITIES
Net income including non-controlling interest	$58,005	$45,600
Adjustments to reconcile net income including non-controlling interest to net cash provided by operating activities:
Depreciation and amortization	22,391	18,681
Provision for credit losses	7,647	6,912
Equity-based awards compensation expense	8,270	7,823
Amortization of debt issue costs	422	422
Change in deferred income taxes	11,406	5,365
Change in revaluation of put-right liability	1,322	82
Change in fair value of contingent earn-out consideration	(6,244)	219
Equity of earnings in unconsolidated affiliate	(1,477)	(1,014)
Loss on sale of clinics and fixed assets	383	836
Loss on sale of a partnership	123	-
Impairment of assets held for sale	-	2,418
Changes in operating assets and liabilities:
Patient accounts receivable, net	(11,955)	(5,346)
Accounts receivable - other	2,895	(6,548)
Other current and long term assets	(10,418)	(818)
Accounts payable and accrued expenses	(7,798)	1,713
Other long-term liabilities	86	(1,405)
Net cash provided by operating activities	75,058	74,940

INVESTING ACTIVITIES
Purchase of fixed assets	(14,071)	(9,186)
Purchase of majority interest in businesses, net of cash acquired	(15,674)	(133,087)
Purchase of redeemable non-controlling interest, temporary equity	(9,917)	(8,052)
Purchase of non-controlling interest, permanent equity	(273)	(1,004)
Proceeds on sale of non-controlling interest, permanent equity	30	26
Repayment of notes receivable related to sales of redeemable non-controlling interest	531	551
Proceeds on sale of partnership interest - redeemable non-controlling interest, temporary equity	186	79
Distributions from unconsolidated affiliate	1,411	1,080
Proceeds on sale of partnership interest, clinics and fixed assets	700	-
Other	364	143
Net cash used in investing activities	(36,713)	(149,450)

FINANCING ACTIVITIES
Proceeds from revolving facility	189,500	19,000
Distributions to non-controlling interest, permanent and temporary equity	(19,269)	(14,711)
Cash dividends paid to shareholders	(27,362)	(26,540)
Payments on revolving facility	(170,000)	(8,000)
Payments on term loan	(9,375)	(3,750)
Cash used for the repurchase of common stock	(5,566)	-
Principal payments on notes payable	(2,065)	(2,952)
Net cash used in financing activities	(44,137)	(36,953)

Net decrease in cash and cash equivalents	(5,792)	(111,463)
Cash and cash equivalents - beginning of period	41,362	152,825
Cash and cash equivalents - end of period	$35,570	$41,362

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$14,348	$4,823
Interest paid	9,431	7,209
Non-cash investing and financing transactions during the period:
Purchase of businesses - seller financing portion	300	2,060
Liabilities assumed associated with a purchase of a business	-	670
Fair market value of initial contingent consideration related to purchase of businesses	5,292	17,672
Notes payable related to purchase of redeemable non-controlling interest, temporary equity	173	71
Payable related to the purchase of redeemable non-controlling interest, temporary equity	3,934	-
Offset to notes receivable associated with purchase of redeemable non-controlling interest	358	726
Notes receivable related to sale of redeemable non-controlling interest	-	1,890
Payable related to the purchase of non-controlling interest, permanent equity	8,144	-
Notes receivable related to the sale of non-controlling interest, permanent equity	73	282
Issuance of restricted stock related to purchase of business	-	1,500

U.S. Physical Therapy Press Release
February 25, 2026
U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP MEASURE

The following tables provide details of the basic and diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Adjusted EBITDA and Operating Results. The tables also provide a reconciliation of additional non-GAAP measures to the most comparable GAAP measure. Management believes providing Adjusted EBITDA and Operating Results to investors is useful for comparing the Company’s period-to-period results as well as for comparing with other similar businesses since most do not have redeemable instruments and therefore have different equity structures. Management uses Adjusted EBITDA and Operating Results, which eliminate certain items described above that can be subject to volatility and unusual costs, as the principal measures to evaluate and monitor financial performance period over period.

Adjusted EBITDA, a non-GAAP measure, is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, change in fair value of contingent earn-out consideration, changes in revaluation of put-right liability, equity-based awards compensation expense, clinic closure costs, impairment on assets held for sale, business acquisition related costs, costs related to a one-time financial and human resources systems upgrade, loss on sale of a partnership and other income and related portions for non-controlling interests.

Operating Results, a non-GAAP measure, equals net income attributable to USPH shareholders less changes in revaluation of a put-right liability, clinic closure costs, loss on sale of a partnership, changes in fair value of contingent earn-out consideration, business acquisition related costs, an income tax adjustment to revalue the Company’s deferred tax assets and liabilities to the most current statutory tax rate, costs related to a one-time financial and human resources systems upgrade and any allocations to non-controlling interests, all net of taxes. Operating Results per share also excludes the impact of the revaluation of redeemable non-controlling interest and the associated tax impact.

Adjusted EBITDA and Operating Results are not measures of financial performance under GAAP. Adjusted EBITDA, Operating Results and other non-GAAP measures should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

U.S. Physical Therapy Press Release
February 25, 2026
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA, OPERATING RESULTS AND EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		For the Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	(In thousands, except per share data)
Adjusted EBITDA (a non-GAAP measure)
Net income attributable to USPH shareholders	$4,153	$9,244	$39,583	$31,424
Adjustments:
Provision for income taxes	5,782	5,828	19,808	14,609
Depreciation and amortization	4,635	5,685	22,391	18,681
Interest expense, debt and other, net	2,350	2,049	9,459	8,015
Interest income from investments	(20)	(306)	(105)	(3,941)
Impairment of assets held for sale	-	2,418	-	2,418
Equity-based awards compensation expense	2,119	1,986	8,270	7,823
Change in revaluation of put-right liability	(84)	(54)	1,322	82
(Gain) loss on change in fair value of contingent earn-out consideration	5,240	(5,113)	(6,244)	219
Clinic closure costs (1)	-	246	270	4,355
Business acquisition related costs (2)	369	505	1,239	819
ERP implementation costs (3)	605	-	1,490	-
Loss on sale of partnership	-	-	123	-
Other expense (income)	109	(96)	(235)	(357)
Allocation to non-controlling interests	(504)	(590)	(2,361)	(2,379)
	$24,754	$21,802	$95,010	$81,768

Operating Results (a non-GAAP measure)
Net income attributable to USPH shareholders	$4,153	$9,244	$39,583	$31,424
Adjustments:
(Gain) loss on change in fair value of contingent earn-out consideration	5,240	(5,113)	(6,244)	219
Impairment of assets held for sale	-	2,418	-	2,418
Change in revaluation of put-right liability	(84)	(54)	1,322	82
Clinic closure costs (1)	-	246	270	4,355
Business acquisition related costs (2)	369	505	1,239	819
ERP implementation costs (3)	605	-	1,490	-
Loss on sale of partnership	-	-	123	-
Income tax adjustment (4)	1,499	-	1,499	-
Allocation to non-controlling interest	(3)	(8)	277	(521)
Tax effect at statutory rate (federal and state)	(1,551)	513	404	(1,884)
	$10,228	$7,751	$39,963	$36,912
Operating Results per share (a non-GAAP measure)	$0.67	$0.51	$2.63	$2.45

Earnings per share
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$4,153	$9,244	$39,583	$31,424
Charges to retained earnings:
Revaluation of redeemable non-controlling interest	(14,700)	(1,806)	(24,521)	(4,964)
Tax effect at statutory rate (federal and state)	3,903	462	6,510	1,268
	$(6,644)	$7,900	$21,572	$27,728
Earnings (loss) per share (basic and diluted)	$(0.44)	$0.52	$1.42	$1.84
Shares used in computation - basic and diluted	15,167	15,089	15,175	15,064

(1) Costs associated with the closure of 23 owned clinics during the year ended December 31, 2025 and 45 owned clinics during the year ended December 31, 2024.  See “Clinic Count Roll Forward” for additional information.
(2) Primarily consists of retention bonuses, legal and consulting expenses related to the acquisitions of equity interests in certain partnerships.
(3) Consists of costs related to a one-time financial and human resources systems upgrade.
(4) Mostly consist of adjustment to revalue the Company’s deferred tax assets and liabilities to the most current statutory tax rate.

U.S. Physical Therapy Press Release
February 25, 2026
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP MEASURES
TO THE MOST COMPARABLE GAAP MEASURES
(IN THOUSANDS, EXCEPT PER VISIT DATA AND PERCENTAGES)

The tables below reconcile other non-GAAP measures to the most directly comparable GAAP measures for the 2025 Fourth Quarter and the 2025 Year.

	Three Months Ended December 31, 2025
	Reported (GAAP)	Adjustments					Adjusted (Non-GAAP)
		Clinic Closure Costs	Metro Incentive Costs (1)	Business Acquisition Related Costs (2)	ERP Implementation Costs (3)	Change in Fair Value of Contingent Earn-out Consideration
	(in thousands, except per visit data and percentages)
Segment information - Physical Therapy Operations

Salaries and related costs (4)	$99,410	$-	$(384)	$-	$-	$-	$99,026
Operating costs (4)(5)	$136,702	$-	$(384)	$-	$-	$-	$136,318
Gross profit	$35,179	$-	$384	$-	$-	$-	$35,563
Gross profit margin	20.2%		*				20.5%
Number of visits	1,593,336						1,593,336
Salaries and related costs per visit (4)	$62.39	$-	$(0.24)	$-	$-	$-	$62.15
Operating costs per visit (4)(5)	$85.80	$-	$(0.24)	$-	$-	$-	$85.56

Operating income	$16,767	$-	$384	$369	$605	$5,240	$23,365

	Three Months Ended December 31, 2024
	Reported (GAAP)	Adjustments					Adjusted (Non-GAAP)
		Clinic Closure Costs	Metro Incentive Costs (1)	Business Acquisition Related Costs (2)	Impairment of Assets Held for Sale	Change in Fair Value of Contingent Earn-out Consideration
	(in thousands, except per visit data and percentages)
Segment information - Physical Therapy Operations						`

Salaries and related costs (4)	$90,266	$-	$(218)	$-	$-	$-	$90,048
Operating costs (4)(5)	$123,777	$(246)	$(218)	$-	$-	$-	$123,313
Gross profit	$28,084	$246	$218	$-	$-	$-	$28,548
Gross profit margin	18.3%	*	*				18.6%
Number of visits	1,432,801						1,432,801
Salaries and related costs per visit (4)	$63.00	$-	$(0.15)	$-	$-	$-	$62.85
Operating costs per visit (4)(5)	$86.38	$(0.17)	$(0.15)	$-	$-	$-	$86.06

Operating income	$19,651	$246	$218	$505	$2,418	$(5,113)	$17,925

(1) Certain earnout bonuses and incentive costs related to the Metro acquisition.
(2) Includes expenses related to the acquisitions of equity interests in certain partnerships.
(3) Includes costs related to a one-time financial and human resources systems upgrade.
(4) Excludes costs related to management contracts.
(5) Amortization of certain intangible assets was reallocated between the physical therapy operations and IIP segments. Prior year amounts were reallocated to conform with current presentation.
* Not meaningful

U.S. Physical Therapy Press Release
February 25, 2026
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP MEASURES
TO THE MOST COMPARABLE GAAP MEASURES - Continued
(IN THOUSANDS, EXCEPT PER VISIT DATA AND PERCENTAGES)

	For the Year Ended December 31, 2025
	Reported (GAAP)	Adjustments					Adjusted (Non-GAAP)
		Clinic Closure Costs	Metro Incentive Costs (1)	Business Acquisition Related Costs (2)	ERP Implementation Costs (3)	Change in Fair Value of Contingent Earn-out Consideration
	(in thousands, except per visit data and percentages)
Segment information - Physical Therapy Operations

Salaries and related costs (4)	$381,556	$-	$(670)	$-	$-	$-	$380,886
Operating costs (4)(5)	$530,763	$(270)	$(670)	$-	$-	$-	$529,823
Gross profit	$128,056	$270	$670	$-	$-	$-	$128,996
Gross profit margin	19.2%	*	*				19.4%
Number of visits	6,150,104						6,150,104
Salaries and related costs per visit (4)	$62.04	$-	$(0.11)	$-	$-	$-	$61.93
Operating costs per visit (4)(5)	$86.30	$(0.04)	$(0.11)	$-	$-	$-	$86.15

Operating income	$86,677	$270	$670	$1,239	$1,490	$(6,244)	$84,102

	For the Year Ended December 31, 2024
	Reported (GAAP)	Adjustments					Adjusted (Non-GAAP)
		Clinic Closure Costs	Metro Incentive Costs (1)	Business Acquisition Related Costs (2)	Impairment of Assets Held for Sale	Change in Fair Value of Contingent Earn-out Consideration
	(in thousands, except per visit data and percentages)
Segment information - Physical Therapy Operations

Salaries and related costs (4)	$330,095	$-	$(218)	$-	$-	$-	$329,877
Operating costs (4)(5)	$460,694	$(4,355)	$(218)	$-	$-	$-	$456,121
Gross profit	$105,914	$4,355	$218	$-	$-	$-	$110,487
Gross profit margin	18.4%	*	*				19.2%
Number of visits	5,353,189						5,353,189
Salaries and related costs per visit (4)	$61.66	$-	$(0.04)	$-	$-	$-	$61.62
Operating costs per visit (4)(5)	$86.06	$(0.81)	$(0.04)	$-	$-	$-	$85.21

Operating income	$62,994	$4,355	$218	$819	$2,418	$219	$71,023

(1) Certain earnout bonuses and incentive costs related to the Metro acquisition.
(2) Includes expenses related to the acquisitions of equity interests in certain partnerships.
(3) Includes costs related to a one-time financial and human resources systems upgrade.
(4) Excludes costs related to management contracts.
(5) Amortization of certain intangible assets was reallocated between the physical therapy operations and IIP segments. Prior year amounts were reallocated to conform with current presentation.
* Not meaningful

U.S. Physical Therapy Press Release
February 25, 2026
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL AND PERFORMANCE METRICS

Revenue Metrics

	Net Rate Per Patient Visit (1)		Patient Visits (1)		Average Visits Per Clinic Per Day (2)
	2025	2024	2025	2024	2025	2024

First quarter	$105.66	$103.37	1,443,805	1,268,002	31.2	29.5
Second quarter	$105.33	$105.05	1,558,756	1,335,335	32.7	30.6
Third quarter	$105.54	$105.65	1,554,207	1,317,051	32.2	30.1
Fourth quarter	$106.49	$104.73	1,593,336	1,432,801	32.7	31.6
Year	$105.76	$104.71	6,150,104	5,353,189	32.2	30.4

(1) See definition of the metrics above in the Glossary of Terms – Revenue Metrics.
(2) Excludes home-care visits.

Clinic Count Roll Forward (1)

	2025			2024
	Owned	Managed	Total	Owned	Managed	Total
Number of clinics, beginning of period	722	39	761	671	43	714
Q1 additions	14	-	14	14	-	14
Q1 closed or sold	(7)	(2)	(9)	(6)	(2)	(8)
Number of clinics, end of period	729	37	766	679	41	720
Q2 additions	6	-	6	7	-	7
Q2 closed or sold	(3)	(1)	(4)	(5)	-	(5)
Number of clinics, end of period	732	36	768	681	41	722
Q3 additions	16	2	18	12	-	12
Q3 closed or sold	(3)	(4)	(7)	(32)	(2)	(34)
Number of clinics, end of period	745	34	779	661	39	700
Q4 additions	11	-	11	63	-	63
Q4 closed or sold	(10)	-	(10)	(2)	-	(2)
Number of clinics, end of period	746	34	780	722	39	761

Full year 2025 and 2024 additions	47	2	49	96	-	96
Full year 2025 and 2024 closed or sold	(23)	(7)	(30)	(45)	(4)	(49)

(1) Excludes the home care business.